EXHIBIT 10.1

EMPLOYMENT AGREEMENT

THIS AGREEMENT (this “Agreement”) is made as of the 1st day of January, 2016, between AVANGRID, Inc. (“AVANGRID”), AVANGRID Service Company (the “Company”), and James P. Torgerson (the “Executive”).

WITNESSETH THAT

WHEREAS, AVANGRID desires for the Executive to serve as its Chief Executive Officer, the Company desires to employ the Executive in such capacity, and the Executive desires to be so employed by the Company;

WHEREAS, the Executive will be providing services to AVANGRID and the Company as well as certain entities that directly, or indirectly through one or more intermediaries, control, are controlled by, or are under common control with, AVANGRID and/or the Company (each of the foregoing, together with AVANGRID and the Company, the “AVANGRID Group”);

NOW THEREFORE, in consideration of the foregoing and the respective covenants and agreements of the parties herein contained, and the services to be rendered pursuant hereto, the parties hereby agree as follows:

(1)	EMPLOYMENT; TERM

The Company hereby agrees to employ the Executive, and the Executive hereby agrees to serve the Company, at the pleasure of the Board of Directors of AVANGRID (the “Board”), all upon the terms and conditions set forth herein, for a term commencing on the date hereof and continuing until terminated in accordance with Section (5) (the “Term”).

(2)	POSITION AND DUTIES

The Executive shall be employed by the Company as Chief Executive Officer of AVANGRID. The Executive shall:

(a) accept such employment and perform and discharge, faithfully, diligently and to the best of the Executive’s abilities, the duties and obligations of the Executive’s office and such other duties as may from time to time be assigned to the Executive by, or at the direction of, the Board; and

(b) devote substantially all of the Executive’s working time and efforts to the business and affairs of the AVANGRID Group.

(3)	PLACE OF PERFORMANCE

In his employment by the Company, the Executive shall be based within a fifty (50)-mile radius of the current executive offices of the Company in New Haven, Connecticut. Notwithstanding the foregoing, the Executive acknowledges that performance of his duties hereunder will require travel to domestic and international locations.

(4)	COMPENSATION

(a) Base Salary. The Executive shall receive a base salary (“Base Salary”) at an annual rate of One Million Dollars ($1,000,000.00) as of January 1, 2016, payable in accordance with the then customary payroll practices of the Company. The Executive’s performance and Base Salary shall be reviewed by the Board at least annually, and may be adjusted as a result of any such review.

(b) Incentive Compensation. During the Term of the Executive’s employment hereunder, the Executive shall be eligible to be designated as a participant in each annual short- term incentive compensation program, and any long-term incentive program, maintained for management employees of the AVANGRID Group, with grants under such programs being made to the Executive at the same time as they are made with respect to other participating executives; provided, however, that entitlement to participation, and continued participation, in any long-term equity incentive program shall be conditioned upon the Executive fully complying with any stock ownership and retention guidelines from time to time established and promulgated by the Board.

(i) Short-term Incentive. With respect to Executive’s participation in the AVANGRID Group’s short-term incentive plan, he will be provided with an opportunity to earn to a short-term incentive equal to 50% for “satisfactory” performance, 100% of his Base Salary for “good” performance and 150% of Base Salary for “excellent” performance. Short-term incentive compensation shall be calculated following the close of the calendar year in which such incentive is earned in accordance with the terms of the applicable plan, and shall be paid at the same time as such incentives are payable to other executives, but in no event later than March 15 of the year following the end of the calendar year to which such incentive relates.

(ii) Initial Long-term Incentive. As an initial long-term performance incentive, the Executive will be provided with an opportunity to earn a long-term incentive equal to 200% of Base Salary for “excellent” performance, subject to and in accordance with the AVANGRID Group’s long-term incentive compensation plan.

(iii) Definitions.

(1) For purposes of this Agreement, the Executive’s “Accrued Incentive Compensation” shall mean the amount of any annual short- term incentive compensation earned with respect to the calendar year ended prior to the Date of Termination (as defined in Section (5)) but not yet paid as of the Executive’s Date of Termination.

(2) For purposes of this Agreement, the Executive’s “Stub-Period Incentive Compensation” shall mean the annual short-term incentive compensation being earned in the year in which the Executive terminates employment, pro-rated for the year in which he terminates service, and shall be equal to that short-term annual incentive compensation payment to which the Executive would be entitled, if any, under the terms of the AVANGRID Group’s executive incentive compensation plan, calculated as if he had been employed by the Company on the last day of the year including his Date of Termination, based on actual performance with respect to the achievement of AVANGRID Group goals (the “Group goals”), multiplied by a fraction, the numerator of which is the number of days which have elapsed in such year through the Date of Termination and the denominator of which is 365. The Board (or a committee thereof) shall determine in its discretion the composition of the Executive’s scorecard. In the event that the minimum performance metrics are not achieved with respect to Group goals, then no Stub-Period Incentive Compensation will be paid. Stub-Period Incentive Compensation shall be payable to the Executive only in accordance with Section (6) of this Agreement.

(c) Deferred Compensation Contribution. The Executive shall continue to be a participant in the UIL Holdings Corporation Deferred Compensation Plan (as amended from time to time, the “DCP”). The Company shall make Company Discretionary Contributions (as such term is defined in the DCP) annually to a Company Discretionary Contribution Subaccount (as such term is defined in the DCP) maintained for the Executive’s benefit pursuant to the DCP in accordance with the terms of this Section 4(c), provided that the Executive is employed by the Company on the date of each such contribution. The Company Discretionary Contribution for 2016 shall be one million dollars ($1,000,000.00) and shall be made within thirty (30) days after the execution of this Agreement. The Company Discretionary Contribution for all subsequent years during the Term shall equal 15% of the Base Salary as of the date of such contribution and shall be made on or about March 15 of each year.

(d) Business Expenses. During the Term, the Executive shall be entitled to receive prompt reimbursement for all reasonable employment-related business expenses incurred by the Executive, in accordance with the policies and procedures established by the Board from time to time for all of the AVANGRID Group’s executives, provided that the Executive properly accounts therefor.

(e) Benefit Programs. During the Term of the Executive’s employment hereunder and to the extent he meets the applicable eligibility requirements, the Executive shall be entitled to participate in and receive benefits under all of the Company’s employee benefit plans, programs and arrangements for its similarly situated executives on the same terms and conditions that apply to such executives, including, without limitation, any plan or program of an affiliated company in which the Company is a participating employer, but only for so long as the Company remains a participating employer. Notwithstanding the foregoing, the Executive shall not be entitled to participate in any pension plan or defined benefit supplemental executive retirement plan of the Company or the AVANGRID Group and hereby waives any right to participate in any such plan. Similarly, the Executive hereby waives any rights he otherwise would have to payments or benefits arising under the UIL Holdings Corporation Change in Control Severance Plan, as amended from time to time. Nothing in this Agreement shall require the Company or the AVANGRID Group to maintain a particular benefit plan or program, or preclude any such entity from amending or terminating any such plans, programs or arrangements, including its participation therein, or eliminating, reducing or otherwise changing any benefit provided thereunder, so long as such change similarly affects all similarly situated employees of the Company and is in compliance with applicable law.

(f) Vacations and Holidays. The Executive shall be entitled to six (6) weeks of paid vacation in each calendar year, and shall also be entitled to all paid holidays afforded by the Company to its management employees, all in accordance with applicable Company policies.

(g) Participation in Predecessor Plans. The Executive shall continue to be eligible to participate in the UIL Long Term Incentive Program for performance periods 2014- 2016 and the UIL Long Term Compensation Program 2015-2017 in accordance with the terms thereof.

(h) No Other Compensation or Benefits. The compensation and benefits set forth in this Section (4) shall fully compensate the Executive for all services performed for the AVANGRID Group. Except as expressly provided in this Agreement, the Executive shall not be entitled to receive any compensation or benefits from any entity within the AVANGRID Group other than the Company.

(5)	TERMINATION

(a) Death or Disability. The Executive’s employment hereunder shall terminate upon the Executive’s death or termination due to Disability (as defined in Section (6)(a) of this Agreement).

(b) Termination by Company for Cause. The Company may at any time by written notice to the Executive terminate the Executive’s employment for Cause only upon the Executive’s:

(i) failure to comply with any material term of this Agreement, or to perform and discharge the duties or obligations of the Executive’s office, or such other duties as may from time to time be assigned to the Executive by or at the direction of the Board, faithfully, diligently, and competently, in the opinion of a majority of the members of the Board, unless any such failure is cured in all material respects to the reasonable satisfaction of the Board within fifteen (15) days after the Executive receives written notice of such failure;

(ii) failure to comply with any material policy of the AVANGRID Group, including without limitation its policies regarding equal employment opportunity, discrimination and harassment, unless any such failure is cured in all material respects to the reasonable satisfaction of the Board within fifteen (15) days after the Executive receives written notice of such failure;

(iii) failure to devote substantially all of his working time and efforts to the business and affairs of the AVANGRID Group unless any such failure is cured in all material respects to the reasonable satisfaction of the Board within fifteen (15) days after the Executive receives written notice of such failure;

(iv) misconduct that is (or, if it became generally known, is reasonably likely to be) demonstrably injurious to the interests of the AVANGRID Group); or

(v) commission of a serious crime, such as an act of fraud, misappropriation of funds, or embezzlement, a crime involving personal dishonesty or moral turpitude, or any felony.

(c) Termination by Company Without Cause. The Company may terminate the Executive’s employment at any time, without cause, upon 90 days prior written notice to the Executive.

(d) Termination by Executive.

(i) Constructive Termination. If the Executive is not in default of any of the Executive’s obligations under Section (2), (7), (8) or (9) hereof, the Executive may terminate employment hereunder in accordance with this Section (5)(d)(i) on account of a Constructive Termination. For purposes of this Agreement, a Constructive Termination means:

(1) a Separation from Service (defined for purposes of this Agreement as a “separation from service” within the meaning of Section 409A of the Internal Revenue Code and applicable regulations promulgated, and guidance issued, thereunder) within ninety (90) days of the initial occurrence of one of the following events arising without the consent of the Executive (a “Constructive Termination Event”):

(A) A material diminution in the Executive’s annual base salary rate, unless such reduction is part of, and consistent with, a general reduction of the compensation rates of all executives or all employees of the Company or of the Executive’s business unit;

(B) Except as provided in Section (2)(b), a material diminution in the Executive’s authority, duties, or responsibilities, including the assignment of duties materially inconsistent in any adverse respect with the Executive’s position, duties, responsibilities and status with the AVANGRID Group immediately prior thereto, or diminishment in the Executive’s management responsibilities, duties or powers as in effect immediately prior thereto, or the removal of the Executive from the position of Chief Executive Officer of the Company and AVANGRID;

(C) A requirement that the Executive relocate his principal place of employment by more than fifty (50) miles from the Company’s current executive offices in New Haven, Connecticut; or

(D) Any other action or inaction that constitutes a material breach by the Company of this Agreement, including (x) a failure to include the Executive in the management salary compensation programs then in effect on substantially the same terms and conditions as that applicable to the other officers or similarly situated executives of the AVANGRID Group; (y) a failure to continue the Executive’s participation in the material benefit plans of the AVANGRID Group (other than any pension plan or defined benefit supplemental executive retirement plan) on substantially the same basis as that applicable to the other officers or similarly situated executives of the AVANGRID Group; and

(2) The Executive has given notice to the Board stating that in the Executive’s opinion one or more Constructive Termination Events has occurred and setting forth in reasonable detail the relevant facts regarding such alleged Constructive Termination Event(s), and such notice was given within thirty-one (31) days of the occurrence of the Constructive Termination Event(s); and

(3) The Company shall have failed to remedy or otherwise cure the situation within thirty-one (31) days after receipt of the notice.

(ii) In the Absence of a Constructive Termination. The Executive may terminate employment in the absence of a Constructive Termination, effective upon at least ninety (90) days prior written notice.

(e) Definition of “Date of Termination”. For purposes of this Agreement, the Date of Termination shall be the effective date of the termination of Executive’s employment, as determined pursuant to this Section (5) and any notice issued hereunder.

(6)	CONSEQUENCES OF TERMINATION

(a) Termination by Reason of Death, Disability or Retirement; or by the Executive in the Absence of a Constructive Termination upon Adequate Notice. If the Executive’s employment terminates by reason of the Executive’s death or his inability to perform the essential duties, responsibilities and functions of his position for a period of at least one hundred eighty (180) days in any twelve-month period (“Disability”), or if the Executive retires on or after reaching age 55 and completing ten years of service upon not less than ninety (90) days prior written notice (“Retirement”), or terminates employment hereunder in the absence of a Constructive Termination Event upon not less than ninety (90) days prior written notice, the Company shall pay to the Executive or, where applicable, the Executive’s estate or personal representative:

(i) the Executive’s Base Salary earned but unpaid as of the Date of Termination, and any Accrued Incentive Compensation;

(ii) Stub-Period Incentive Compensation, but only in the case of the Executive’s death or termination due to Disability or Retirement, and not in case of his voluntary termination other than on account of such Retirement;

(iii) any amounts payable pursuant to Sections (4)(d) (unreimbursed business expenses), (4)(e) (employee benefits due and owing), (4)(f) (accrued, but unpaid vacation or holidays), and 4(g) (participation in predecessor plans) and the DCP; and

(iv) any benefits or amounts payable, on account of the Executive’s (A) participation in any long-term incentive compensation plan and equity compensation plan or arrangement, and (B) participation in any elective deferred compensation plan in which he was a participant as of his termination of service, all as determined in accordance with the terms and conditions of such plans and arrangements.

Pending the earlier of a determination that the Executive is eligible to receive long-term disability benefits or termination of his employment by reason of Disability, the Executive’s short-term disability benefits shall be extended at 50% of Base Salary if his length of employment with the Company is of such short duration that his short term disability benefits would otherwise expire before the earlier of his eligibility for long- term disability benefits and the Date of Termination.

Upon payment of these amounts, the Company shall have no further obligation to the Executive, the Executive’s personal representative and/or spouse under this Agreement or on account of, or arising out of, the Executive’s employment or the termination thereof.

(b) Upon Termination for Cause; or by the Executive on fewer than 90 days’ notice. If the Company terminates the Executive’s employment for Cause, or the Executive terminates employment hereunder in the absence of a Constructive Termination upon fewer than ninety (90) days prior written notice, the Company shall pay to the Executive:

(i) the Executive’s Base Salary earned, but unpaid, as of the Date of Termination; plus

(ii) any amounts payable pursuant to Sections (4)(d) (unreimbursed business expenses), (4)(e) (employee benefits due and owing), (4)(f) (accrued, but unpaid vacation or holidays), and 4(g) (participation in predecessor plans) and the DCP; and

(iii) any benefits or amounts payable under any elective non-qualified deferred compensation plan in which the Executive had been a participant;

whereupon the Company shall have no further obligation to the Executive under this Agreement or on account of, or arising out of, the Executive’s employment or the termination thereof.

(c) Upon Termination Without Cause or a Constructive Termination. If the Company terminates the Executive’s employment hereunder without Cause or if the Executive terminates the Executive’s employment hereunder on account of a Constructive Termination, and in either case the termination constitutes an Involuntary Separation from Service within the meaning of Treasury Regulations Section 1.409A-1(n), the Company shall pay or provide (as applicable) to the Executive, all of the following:

(i) the Executive’s Base Salary earned but unpaid as of the Date of Termination, any Accrued Incentive Compensation and Stub-Period Incentive Compensation;

(ii) any amounts payable pursuant to Sections (4)(d) (unreimbursed business expenses), (4)(e) (employee benefits due and owing), (4)(f) (accrued, but unpaid vacation or holidays), and 4(g) (participation in predecessor plans) and the DCP;

(iii) any benefits or amounts payable, on account of the Executive’s (A) participation in any long-term incentive compensation plan and equity compensation plan or arrangement, and (B) participation in any elective deferred compensation plan in which he was a participant as of his termination of service, all as determined in accordance with the terms and conditions of such plans and arrangements;

(iv) severance, payable in substantially equal installments during the one (1) year period following the Date of Termination in accordance with the Company’s standard payroll practices, equal to one (1) times the sum of:

(1) the Executive’s annual Base Salary rate in effect immediately prior to the Executive’s Date of Termination; and

(2) the short-term annual incentive compensation payment to which the Executive would be entitled, calculated as if he had been employed by the Company on the last day of the year of his Termination, and as if both personal goals and Group goals had been achieved at a Good level (as defined in the plan) pro-rated for the fact that the Executive was employed only a portion of such year; and

(v) provided that the Executive elects COBRA continuation of health, dental, and/or vision insurance coverage, the Company shall continue to subsidize such coverage for a period of twelve (12) months following the Date of Termination on the same terms as are then available to active employees of the Company; provided, however, that the Company shall be relieved of its obligations under Section 6(c)(iv) and (v) in the event that Executive is at any time in breach of his obligations under Sections (7), (8), or (9) hereof.

(d) Separation from Service. Notwithstanding anything herein to the contrary, no compensation constituting severance or deferred compensation shall be paid under this Agreement upon a termination of employment or termination of service unless such termination of employment or termination of service constitutes a Separation from Service.

(e) Timing of Payment. Any cash amount that is due and owing to the Executive during the first sixty days following the Date of Termination pursuant to Section (6) will be paid on the sixtieth (60th) day following the Executive’s Separation from Service and in no event may the Executive designate the timing or year of payment; provided, however, that (i) any Stub-Period Incentive Compensation shall be calculated and paid in accordance with the terms of the applicable plan or program; (ii) any Accrued Incentive Compensation shall be calculated in accordance with the terms of the applicable plan or program and such incentive compensation shall be paid on the later of the date that such incentive compensation generally would be payable to all other employees and the sixtieth day following the Executive’s Separation from Service, but in no event later than the end of the calendar year following the end of the performance period to which such incentive compensation relates; (iii) any long-term incentive compensation shall be calculated and paid in accordance with the terms of the applicable plan or program; (iv) any qualified or non-qualified deferred compensation payable pursuant to the terms of a plan of the Company shall be paid in accordance with the terms of the applicable plan; (v) the Executive’s Base Salary earned but unpaid as of the Date of Termination shall be paid within 15 days following the Date of Termination; and (vi) any amounts payable pursuant to Sections (4)(d) (unreimbursed business expenses), (4)(e) (employee benefits due and owing), and (4)(f) (accrued, but unpaid vacation or holidays) shall be paid within 15 days following the Date of Termination.

(f) Release. Except as otherwise required by law, all payments and obligations of the Company under Section (6) shall be conditioned upon the execution and delivery by Executive to the Company of a full and effective release by Executive of any and all claims he has or may have against any member of the AVANGRID Group and each of their respective directors, members, officers, employees, agents, and attorneys, in form and substance reasonably satisfactory to the Company.

(7)	CONFIDENTIAL INFORMATION

(a) The Executive recognizes that the Executive’s employment by the Company is one of highest trust and confidence by reason of his access to certain trade secrets, confidential business practices, and proprietary information concerning the AVANGRID Group, including, without limitation, the AVANGRID Group’s methods of doing business, financial, marketing and strategic business plans, financial information, employees’ compensation and contract terms, customer lists and customer characteristics (collectively referred to as “Proprietary Information”). The Executive agrees and covenants to exercise utmost diligence to protect and safeguard the trade secrets, confidential business practices and Proprietary Information concerning the AVANGRID Group. The Executive further agrees and covenants that, except with the prior written consent of the Company, he will not, either during the Term hereof or thereafter, directly or indirectly, use for his own benefit or for the benefit of any other person or organization, or disclose, disseminate or distribute to any other person or organization, any of the Proprietary Information (whether or not acquired, learned, obtained or developed by the Executive alone or in conjunction with another), unless and until such Proprietary Information has become a matter of public knowledge through no action or fault of the Executive or unless otherwise required by court order to comply with legal process.

(b) All memoranda, notes, records, drawings, documents or other writings whatsoever made, compiled, acquired or received by the Executive during the Term hereof arising out of, in connection with, or related to any activity or business of the AVANGRID Group are and shall continue to be the sole and exclusive property of the AVANGRID Group, and shall, together with all copies thereof, be returned and delivered to the Company by the Executive immediately, when he ceases to be employed by the Company, or at any other time upon the Company’s demand.

(c) Notwithstanding the foregoing, nothing in this Agreement or in any other agreement or policy of the AVANGRID Group prohibits or restricts the Executive from reporting possible violations of federal, state, or local law or regulation to, or discussing any such possible violations with, any governmental agency or entity or self-regulatory organization, including by initiating communications directly with, responding to any inquiry from, or providing testimony before any federal, state, or local regulatory authority or agency or self- regulatory organization, including without limitation the Securities and Exchange Commission and the Occupational Safety and Health Administration, or making any other disclosures that are protected by the whistleblower provisions of any federal, state, or local law or regulation, or from discussing such matters with his legal counsel.

(8)	NON-COMPETITION

The Executive agrees and covenants that, during the Term of this Agreement and for a period of twelve (12) months following the month during which the Executive ceases to be employed by the Company (the “Restricted Period”), the Executive will not, in any capacity, directly or indirectly, whether as a consultant, employee, officer, director, partner, member, principal, shareholder, or otherwise:

(a) become employed by, enter into a consulting arrangement with, or otherwise perform services for, manage, acquire an ownership in, or participate in the management of, a Competitor;

(b) directly or indirectly divert or attempt to divert from the AVANGRID Group any business in which the AVANGRID Group has been actively engaged during the Term hereof, or in any way interfere with the relationships that the AVANGRID Group has with its sources of supply or customers; or

(c) directly or indirectly interfere or attempt to interfere with the relationship between the AVANGRID Group and any employees of the AVANGRID Group;

unless the Company has granted prior written approval, which approval may be withheld by the Company for any reason in its sole discretion.

As used in this Agreement, “Competitor” means any person or entity (a “business”) that sells goods or services that are directly competitive with those goods or services sold or provided by the AVANGRID Group, in a geographic area in which the AVANGRID Group is doing business and such Competitor is also doing business at the Restricted Period, and such goods or services were being sold or provided at the Date of Termination, and, for the most recently completed fiscal year of AVANGRID ending with, or immediately prior to, the Date of Termination, contributed more than 10% of the consolidated revenue of AVANGRID. Notwithstanding anything to the contrary in this Section, a business shall not be deemed to be a Competitor if the Executive is employed by, or otherwise associated with such business, and that business has a unit that is in competition with the AVANGRID Group, but the Executive does not have direct or indirect responsibilities for the services or goods involved in the competition.

Nothing in this Section shall be construed to prohibit the ownership by the Executive of less than five percent (5%) of any class of securities of a Competitor having a class of securities registered pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”), provided that such ownership represents a passive investment and that neither the Executive, nor any group of persons including the Executive, in any way, directly or indirectly, manages or exercises control of such entity, guarantees any of its financial obligations, or otherwise takes any part in its business, other than through exercising the Executive’s rights as a shareholder.

(9)	DISCLOSURE AND ASSIGNMENT OF INVENTIONS AND DISCOVERIES

(a) Disclosure of Inventions. The Executive agrees to make prompt and complete disclosure to the Company of all inventions and discoveries made or conceived by him, alone or with others, while this Agreement is in effect, or within a reasonable time thereafter, which arise out of or relate to the services rendered pursuant to this Agreement. The Executive also agrees to keep necessary records, including notes, sketches, drawings, models and data supporting all such inventions and discoveries made by him, alone or with others, during the course of performing the services pursuant to this Agreement, and the Executive agrees to furnish the Company, upon request, all such records.

(b) Assignment of Inventions and Discoveries. The Executive also agrees that he will assign, and hereby does assign, to the Company all inventions and discoveries made by him which arise out of and pertain to the services rendered pursuant to this Agreement, together with all domestic and foreign patents as may be obtained on these inventions and discoveries (“Proprietary Property”). This assignment includes without limitation all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as moral rights and the like (“Moral Rights”). To the extent that such Moral Rights cannot be assigned under applicable law and to the extent the following is allowed under applicable law, the Executive hereby waives such Moral Rights and consents to any action of the AVANGRID Group or any third party that would violate such Moral Rights in the absence of such consent. The Executive also will endeavor to facilitate such use of any such Moral Rights as the Company shall reasonably instruct, including confirming any such waivers and consents from time to time as requested by the Company.

(c) Works for Hire. The Executive acknowledges that all original works of authorship or other creative works, if any, made by the Executive (whether solely or jointly with others) within the scope of his employment by the Company and services to the AVANGRID Group, and that are protectable by copyright, are “works made for hire” pursuant to United States Copyright Act (17 U.S.C. § 101). To the extent such original works of authorship or other creative works are not works made for hire, the Executive hereby assigns all of his rights, title and interest in and to such works of authorship to the Company, including, without limitation, all copyrights thereto.

(d) Enforcement of Proprietary Property. The Executive agrees that he will, at the Company’s expense, (i) assist the AVANGRID Group in every proper way to obtain, and from time to time enforce, trade secret, trademark, copyright, mask work, patent and other protected intellectual property rights relating to Proprietary Property and (ii) execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the AVANGRID Group may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Property rights and the assignment thereof. It is understood, however, that these obligations undertaken by Executive will be at no expense to him. In the event the AVANGRID Group is for any reason unable to obtain such assistance from the Executive, after reasonable effort to do so, the Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as agent and attorney-in-fact, which appointment is coupled with an interest, to act for and on behalf of the Executive to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of this Section 9 with the same legal force and effect as if executed by the Executive. The Executive hereby waives and quitclaims to the Company any and all claims, of any nature whatsoever, that he has or may hereafter have for infringement, misappropriation or other violation of any Proprietary Property assigned hereunder, including the right to recover and retain damages for past, present or future infringement, misappropriation or other violation by any person or entity.

(10)	MISCELLANEOUS

(a) Remedies; Third Party Beneficiaries. The Executive acknowledges that the restrictions provided for in Sections (7), (8) and (9) are reasonable and necessary in order to protect the legitimate interests of the AVANGRID Group, and that any violation thereof would result in serious damage and irreparable injury to the AVANGRID Group. Further, the Executive acknowledges that the services to be rendered by him are of such unique and extraordinary nature, and the resulting injury to the AVANGRID Group from a breach of Sections (7), (8) or (9) by the Executive would be of such a nature, that an action at law for the collection of damages would not provide adequate relief to the AVANGRID Group for the enforcement of its rights in the event of an actual or threatened violation by the Executive of his commitments and obligations under Sections (7), (8) and (9). The Executive agrees that upon the actual or threatened breach or violation of any of the commitments under Sections (7), (8) or (9), the AVANGRID Group shall be entitled to both preliminary and permanent injunctive relief, in any action or proceeding brought in an appropriate court having jurisdiction over the Executive, to restrain him from committing any violation of any such commitments and obligations. The entities comprising the AVANGRID Group are intended third party beneficiaries of this Agreement, and each of them shall have the rights of the Company, and be entitled to exercise all the remedies of the Company, in the same manner as the Company as if such entity were a signatory hereto.

(b) Effect Of Breach of Sections (7), (8) or (9). All payments and other benefits payable but not yet distributed to Executive under Section (6) shall be forfeited and discontinued in the event that the Executive violates Sections (7), (8) or (9) of this Agreement, or willfully engages in conduct which is materially injurious to the AVANGRID Group, monetarily or otherwise, all as determined in the sole discretion of the Company.

(c) Successors; Entire Agreement; Assignment.

(i) The Company will require the acquirer of all or substantially all of the business or assets of the Company (whether directly or indirectly, by purchase of stock or assets, merger, consolidation or otherwise), by agreement in form and substance reasonably satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

(ii) This Agreement contains the entire agreement and understanding between the parties hereto in respect of the Executive’s employment and supersedes, cancels and annuls any prior or contemporaneous written or oral agreements, understandings, commitments and practices between them respecting Executive’s employment with the Company and affiliation with any member of the AVANGRID Group, including without limitation the Employment Agreement entered into by and between the Executive and UIL Holdings Corporation as of January 23, 2006, as amended, which agreement hereby is terminated and shall be of no further force or effect.

(iii) This Agreement constitutes the entire agreement among the parties with respect to the Executive’s employment with the Company and affiliation with any of the entities comprising the AVANGRID group and supersedes all prior understandings with respect thereto,. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party that are not set forth expressly in this Agreement.

(iv) This Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive. Any attempted assignment of this Agreement by the Executive shall be void and of no force and effect. This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

(d) Notices. For the purpose of this Agreement, notices and all other communications to either party hereunder provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed, in the case of the Company, to the General Counsel of the Company at 157 Church Street, New Haven, Connecticut 06506 with a copy to the Chief Human Resources Officer of the Company at 157 Church Street, New Haven, Connecticut 06506, or, in the case of the Executive, to the Executive at his residence, or to such other address as either party shall designate by giving written notice of such change to the other party.

(e) Waiver; Amendment. No party shall be deemed to have waived any right, power or privilege under this Agreement or any provisions hereof unless such waiver shall have been duly executed in writing and acknowledged by the party to be charged with such waiver and, in the case of the Company, such waiver was approved by the Board. The failure of any Party at any time to insist on performance of any of the provisions of this Agreement shall in no way be construed to be a waiver of any similar or dissimilar provisions or conditions at the same or at any prior or subsequent time, nor in any way to affect the validity of this Agreement or any part hereof. No waiver of any breach of this Agreement shall be held to be a waiver of any other subsequent breach. This Agreement may be amended only by a writing signed by Executive and the Company and approved by the Board.

(f) Governing Law; Venue; Submission to Jurisdiction. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal laws of the State of Connecticut, without giving effect to its conflicts of law provisions that would result in application of the laws of a different jurisdiction. The Company and the Executive each hereby unconditionally and irrevocably waives any claim to assert that the laws of any other jurisdiction governs this Agreement. Each of the parties further agrees that venue for any action arising from this Agreement or otherwise relating to the Executive’s employment by the Company shall be exclusively in the state and federal courts sitting in the State of Connecticut, and any suit, action or proceeding arising out of or related to this Agreement shall be brought exclusively in such courts. By execution and delivery of this Agreement, each of the Parties accepts the exclusive jurisdiction of such courts and any courts to which appeals therefrom may be taken, irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement, and waives any objection to jurisdiction or venue in any such proceeding commenced in or removed to such courts. In addition to any other form of service of process authorized by law, service of process in any suit, action or proceeding hereunder shall be sufficient if delivered in accordance with Section 10(d), and such service shall constitute “personal service” for purposes of such suit, action or proceeding.

(g) Severability. In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, the parties agree that such provisions shall be legally enforceable to the extent permitted by applicable law, and that any court of competent jurisdiction shall so enforce such provision, or shall have the authority hereunder to modify it to make it enforceable to the greatest extent permitted by law.

(h) No Conflict. The Executive hereby represents and warrants to the Company that neither the execution nor the delivery of this Agreement, nor the employment of the Executive by the Company will result in the breach of any agreement to which the Executive is a party.

(i) Survival. The provisions of this Agreement shall not survive the termination of this Agreement or of the Executive’s employment hereunder, except that the provisions of Sections (6) through (10) hereof shall survive such termination and shall be binding upon the Executive, the Executive’s personal representative and/or spouse, the Company, and the Company’s successors and assigns.

(j) Counterparts; Facsimile Execution. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Facsimile and electronically transmitted signatures shall be treated as original signatures for all purposes.

(k) Code Section 409A Compliance. The parties hereto recognize that certain provisions of this Agreement may be affected by Section 409A of the Internal Revenue Code and guidance issued thereunder, and agree to amend this Agreement, or take such other action as may be necessary or advisable, to comply with Section 409A. It is intended that all payments hereunder shall comply with Section 409A and the regulations promulgated thereunder so as to not subject the Executive to payment of interest or any additional tax under Section 409A. In furtherance thereof, if payment or provision of any amount or benefit hereunder that is subject to

Section 409A at the time specified herein would subject such amount or benefit to any additional tax under Section 409A, the payment or provision of such amount or benefit shall be postponed to the earliest date on which the payment or provision of such amount or benefit could be made without incurring such additional tax. In addition, to the extent that any regulations or other guidance issued under Section 409A (after application of the previous provisions of this Section (10)(k) would result in the Executive’s being subject to the payment of interest or any additional tax under Section 409A, the parties agree, to the extent reasonably possible, to amend this Agreement in order to avoid the imposition of any such interest or additional tax under Section 409A, which amendment shall have the minimum economic effect necessary and be reasonably determined in good faith by the Company and the Executive.

Notwithstanding anything herein to the contrary, it is expressly understood that at any time the Company (or any related employer treated with the Company as the service recipient for purposes of Section 409A) is publicly traded on an established securities market (as defined for purposes of Section 409A), if a payment or provision of an amount or benefit constituting a deferral of compensation is to be made pursuant to the terms of this Agreement to the Executive on account of a Separation from Service at a time when the Executive is a Specified Employee (as defined for purposes of Section 409A(a)(2)(B)(i)), such deferred compensation shall not be paid to the Executive prior to the date that is six (6) months after the Separation from Service. In the event this restriction applies, the deferred compensation that the Executive would have otherwise been entitled to during the restriction period will be accumulated and paid (without adjustment for the delay in payment) on the first business day of the seventh month following the date of the Executive’s Separation from Service or, if earlier, the Executive’s estate or personal representative upon his death.

Each payment made in a series of payments under this Agreement shall be deemed to be a separate payment for purposes of Section 409A.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

AVANGRID, INC.

Attest:

	By:	/s/ Sheila Duncan
Sheila Duncan

AVANGRID SERVICE COMPANY

Attest:

	By:	/s/ Daniel Alcain
Daniel Alcain

/s/ Angel A. Bruno	/s/ James P. Torgerson
Angel A. Bruno	James P. Torgerson